EXHIBIT 10.1

Summary of 2009 Executive Incentive Bonus Plan

In order to provide incentive to senior management to achieve various corporate goals established by the board for the fiscal year ending December 31, 2009, Taleo has adopted the 2009 Executive Incentive Bonus Plan (the “Plan”). The Plan provides for payment of bonuses to all of Taleo’s executive officers and other members of senior management.

Aggregate cash bonus amounts range between 60% and 100% of base salary per individual at on-target achievement of bonus plan goals. Each individual’s bonus will be determined by an individualized formula based on the achievement of a variety of yearly and quarterly performance objectives, including bookings, revenue, margin, customer satisfaction index and renewal rate.  For certain performance objectives it is possible to exceed on-target achievement and receive a bonus payment in excess of the bonus payment payable for on-target achievement.

Bonus payments are anticipated to be made both quarterly and yearly, depending on the relevant performance objective. The Plan is administered by the Compensation Committee of Taleo’s Board of Directors, and will terminate in 2010.  Our Compensation Committee has not yet determined the bonus amount for on target-achievement of bonus plan goals for our chief executive officer for the fiscal year ending December 31, 2009.  Accordingly, the bonus ranges above do not include our chief executive officer.